Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”) is entered into as of the 25th day of July, 2007 between PerkinElmer, Inc., a Massachusetts corporation (hereinafter called the “Company”), and Gregory L. Summe (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Employee and the Company entered into an Amended and Restated Employment Agreement effective as of the 8th day of January, 2004 (the “First Restated Agreement”); and

WHEREAS, the parties desire to provide for an orderly transition to the Employee’s successor as President and Chief Executive Officer (“CEO”) of the Company between the date hereof and the date of the Company’s 2009 Annual Meeting of Shareholders (the “2009 Meeting Date”), when (unless sooner terminated as provided for herein) the Employee’s employment with the Company and this Agreement will terminate; and

WHEREAS, in connection with the foregoing, the Employee and the Company wish to amend and restate the First Restated Agreement, with this Agreement to supersede all prior employment agreements between the parties;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. (a)	Except as hereinafter otherwise provided, the Company agrees to employ the Employee as the President and CEO of the Company through July 31, 2007; CEO from August 1, 2007 through January 31, 2008; and Executive Chairman from February 1, 2008 through the 2009 Meeting Date, and the Employee agrees to remain in the employment of the Company in such capacities through those dates.

(b)	Subject to the fiduciary obligations of the Company’s Board of Directors, the Company will use reasonable efforts to cause the Employee to be elected Chairman of the Board of Directors until the 2009 Meeting Date, at which time the Employee will step down as the Company’s Chairman and a member of the Board of Directors.

2.	The Employee shall work full-time through January 31, 2008. From February 1, 2008 through the 2009 Meeting Date, the Employee shall serve as Executive Chairman and shall work under the direction of and on such matters as may be reasonably assigned to him by the Board of Directors or its designee, provided that the Employee shall not be required to work on average more than 25 hours per week.

3.	The Employee agrees that, during the specified period of employment, he shall, to the best of his ability, perform his duties, and shall not engage in any business, profession or occupation which would conflict with the rendition of the agreed upon services, either directly or indirectly, without the prior approval of the Board of Directors. The Company acknowledges that effective on or after February 1, 2008, the Employee is expected to be engaged in other employment, business matters, and investment activities, subject to the terms of this Agreement.

4.	During the period of his employment under this Agreement, the Employee shall be compensated for his services as follows:

(a)	Except as provided in Paragraph (h) below, (i) during the period commencing on the date hereof and ending on January 31, 2008, the Employee shall be paid a salary at an annual rate of $1,000,000 and (ii) during the period commencing on February 1, 2008 and ending on the 2009 Meeting Date, the Employee shall be paid a salary at an annual rate of $500,000.

(b)	The Employee shall be reimbursed for any and all monies expended by him in connection with his employment for reasonable and necessary expenses on behalf of the Company in accordance with the policies of the Company then in effect.

(c)	The Employee shall be eligible to participate in the Company’s performance incentive plan during the 2007 fiscal year in accordance with Company policy (within the limitations as stipulated by the Company’s plan). During the 2008 and 2009 fiscal years, the Employee shall be eligible to participate in the Company’s performance incentive plan (within the limitations as stipulated by the Company’s plan, and, in the case of the 2009 fiscal year, pro rated for the portion of the year during which the Employee is employed by the Company) at his current award opportunity levels (minimum, target, maximum) expressed as a percentage of his base salary. The Employee acknowledges that effective February 1, 2008, the reduction in his base salary contemplated by section 4(a) above will effect a corresponding reduction in the value of his potential awards under the Company’s performance incentive plan.

(d)	The Employee acknowledges that he has previously received his grants of awards under the Company’s equity and long-term incentive plans for the 2007 fiscal year. The Employee shall not be eligible to receive additional grants of awards under any of the Company’s equity or long-term incentive plans during the 2008 or 2009 fiscal years.

(e)	The Employee’s existing restricted stock awards, stock option awards, and performance units shall continue to be governed by the terms of the applicable plans and agreements. For the avoidance of doubt, the Employee acknowledges that in the event that the Employee’s employment terminates upon the expiration of this Agreement on the 2009 Meeting Date, (i) the Employee shall forfeit all unvested restricted stock awards, (ii) the Employee shall forfeit all unvested stock option awards, (iii) the Employee shall forfeit all unearned performance units, and (iv) the Employee shall have a period of 90 days from the 2009 Meeting Date to exercise his vested stock options.

(f)

Except as provided in Paragraph 4(d) and this Paragraph 4(f), until the expiration or termination of this Agreement, the Employee shall be eligible to participate in the Company’s employee benefit plans and arrangements (including but not limited to health, life, disability, 401(k), and supplemental executive retirement plan (“SERP”)), to the extent he remains eligible to do so under the terms of such plans and to the extent that the Company continues such plans for its senior executives. The Employee shall continue to receive a car allowance of $25,000 a year during 2007 and 2008 and in a prorated amount during the period from January 1, 2009 through the 2009 Meeting Date. The Employee shall also continue to be eligible to use the Company plane for personal use for 50 hours a year during 2007 and 2008 and for a prorated number of hours for the period from January 1, 2009 until the 2009 Meeting Date.

(g)	If, because of adverse business conditions or for other reasons, the Company at any time puts into effect salary reductions applicable to all management employees of the Company generally, the salary payments required to be made under this Agreement to the Employee during any period in which such general reduction is in effect may be reduced by the same percentage as is applicable to all management employees of the Company generally. Any benefits made available to the Employee which are related to base salary shall also be reduced in accordance with any salary reduction.

5. (a)	During the period of his employment by the Company or for any period which the Company shall continue to pay the Employee his salary under this Agreement, whichever shall be the longer, the Employee shall not directly or indirectly own, manage, control, operate, be employed by, participate in or be connected with the ownership, management, operation or control of any business which competes with the Company or its subsidiaries, provided, however, that the foregoing shall not apply to ownership of stock in a publicly held corporation which ownership is disclosed to the Board of Directors nor shall it apply to any other relationship which is disclosed to and approved by the Board of Directors.

(b)	During the period of his employment by the Company and thereafter the Employee shall not, without the written consent of the Company, utilize or disclose to others any proprietary or confidential information of any type or description which term shall be construed to mean any information developed or identified by the Company which is intended to give it an advantage over its competitors or which could give a competitor an advantage if obtained by it, unless and until such confidential information has become public knowledge through no fault of the Employee. Such information includes, but is not limited to, product or process design, specifications, manufacturing methods, financial or statistical information about the Company, marketing or sales information about the Company, sources of supply, lists of customers, and the Company’s plans, strategies, and contemplated actions. The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or at any time after employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(c)	During the period of his employment by the Company or for any period during which the Company shall continue to pay the Employee his salary under this Agreement, whichever shall be longer, the Employee shall not in any way whatsoever aid or assist any party seeking to cause, initiate or effect a Change in Control of the Company as defined in Paragraph 7 without the prior approval of the Board of Directors.

6. (a)	Except for the Employee covenants set forth in Paragraph 5, which covenants shall remain in effect for the periods stated therein, and subject to Paragraph 7, this Agreement shall terminate on the earlier of the 2009 Meeting Date or on the happening of any of the following events:

(i)	On the effective date set forth in any resignation submitted by the Employee and accepted by the Company, or if no effective date is agreed upon, the date of receipt of such letter.

(ii)	At the death of the Employee.

(iii)	At the termination of the Employee for cause. As used in the Agreement, the term “cause” shall mean:

(A)	Misappropriating any funds or property of the Company;

(B)	Unreasonable refusal to perform the duties assigned to him under this Agreement;

(C)	Conviction of a felony;

(D)	Violation of the Employee’s covenants as set forth in Paragraph 5 above; or

(E)	Continued failure by the Employee to observe any of the provisions of this Agreement after being informed of such breach.

(iv)	At termination of the Employee by the Company without cause.

Except as otherwise expressly provided herein, upon the termination of this Agreement as provided above, all of the Company’s obligations under this Agreement, including, but not limited to, making payments to the Employee, shall immediately cease and terminate.

(b)

Notwithstanding the foregoing provisions, in the event of the termination of the Employee by the Company without cause pursuant to Paragraph 6(a)(iv) prior to February 1, 2008, the Employee shall, until three years from the date of such termination, (i) continue to receive his Full Salary (as defined below), which shall be payable in accordance with the payment schedule in effect immediately prior to his employment termination, and (ii) continue to be entitled to participate in all employee benefit plans and arrangements of the Company (such as life, health and disability insurance and automobile arrangements but excluding qualified retirement plans, incentive arrangements, grants of equity awards and use of the Company plane) to the same extent (including coverage of dependents, if any) and upon the same terms as were in effect immediately prior to his termination to the extent the Employee was then eligible to participate in such benefit plans and arrangements of the Company pursuant to this Agreement. In the event of the termination of the Employee by the Company without cause in accordance with this Paragraph 6(b), the Employee’s vested option awards shall remain exercisable through the period ending on the earlier of (A) the first anniversary of the date the Employee’s employment with the Company terminates, or (B) the expiration of the original term of the option. In addition, effective on the date of the Employee’s termination by the Company without cause in accordance with this Paragraph 6(b), the Employee shall fully vest in all restricted stock awards, and the Employee shall, for purposes of calculating the amount of his benefit payable under the SERP pursuant to Paragraph 5.1 thereof, be credited with three additional years of “credited service”. For purposes of this Agreement, “Full Salary” shall mean the Employee’s annual base salary, plus the amount of any bonus or incentive payments (excluding payments under the Company’s long-term incentive program) earned or received by the Employee with respect to the last full fiscal year of the Company for which all bonus or incentive payments (excluding payments under the Company’s long-term incentive program) to be made have been made.

(c)

Notwithstanding the foregoing provisions, in the event of the termination of the Employee by the Company without cause in accordance with Paragraph 6(a)(iv) from and after February 1,2008 and prior to the 2009 Meeting Date, the Employee shall, until the 2009 Meeting Date, (i) continue to receive his Executive Chairman Salary (as defined below), which shall be payable in accordance with the payment schedule in effect immediately prior to his employment termination, and (ii) continue to be entitled to participate in all employee benefit plans and arrangements of the Company (such as life, health and disability insurance and automobile arrangements but excluding qualified retirement plans, incentive arrangements, grants of equity awards and use of the Company plane) to the same extent (including coverage of dependents, if any) and upon the same terms as were in effect immediately prior to his termination to the extent the Employee was then eligible to participate in such benefit plans and arrangements of the Company pursuant to this Agreement. In the event of the termination of the Employee by the Company without cause in accordance with this Paragraph 6(c), the Employee’s vested option awards shall remain exercisable through the period ending on the earlier of (A) the first anniversary of the date the Employee’s employment with the Company terminates, or (B) the expiration of the original term of the option. In addition, effective on the date of the Employee’s termination by the Company without cause in accordance with this Paragraph 6(c), the Employee shall vest in restricted stock awards to the extent that such restricted stock awards would have vested by the 2009 Meeting Date. For purposes of this Agreement, “Executive Chairman Salary” shall mean the Employee’s annual base salary, as described in Paragraph 4(a)(ii) herein plus an amount equal to 50% of the amount of any payment under the Company’s performance incentive plan with respect to the last full fiscal year of the Company for which bonus or incentive payments (excluding payments under the Company’s long-term incentive program) to be made have been made.

(d)	For the avoidance of doubt, the termination of the Employee’s employment as a result of the expiration of this Agreement on the 2009 Meeting Date shall not be considered a termination without cause pursuant to Paragraph 6(a)(iv).

7. (a)	In the event that there is a Change in Control of the Company (as defined below) prior to the 2009 Meeting Date:

(i)	The provisions of this Agreement shall be amended as follows:

(A)	Paragraph l(a) shall be amended to read in its entirety as follows:

“If a Change in Control of the Company occurs prior to February 1, 2008, except as hereinafter otherwise provided, the Company agrees to continue to employ the Employee in the position of Chief Executive Officer of the Company, and the Employee agrees to remain in the employment in the Company in that capacity, until February 1, 2008. Except as provided in Paragraph 4(g), the Employee’s salary as set forth in Paragraph 4(a) and his other employee benefits pursuant to the plans described in Paragraph 4(c) through 4(f) shall not be decreased during such period.”

(B)	Paragraph 6(a)(i) shall be amended by the addition of the following provisions at the end of such paragraph:

“, provided that the Employee agrees not to resign, except for Good Reason (as defined below), until February 1,2008.”

(C)	Paragraph 6(a)(ii) shall be deleted in its entirety.

(D)	Paragraph 6(b) shall be amended to read in its entirety as follows:

“Notwithstanding the foregoing provisions, if, prior to the 2009 Meeting Date, a Change in Control of the Company occurs, and the Employee’s employment by the Company is terminated (i) by the Company other than for Cause, which shall not include any failure to perform his duties hereunder after giving notice of termination for Good Reason, disability or death or (ii) by the Employee for Good Reason, (A) the Company shall pay to the Employee, on the date of his employment termination, a lump sum cash payment in an amount equal to the sum of (x) his unpaid base salary through the date of termination, (y) a pro rata portion of his prior year’s bonus and (z) his Full Salary (as defined below) multiplied by three (provided, however, that if the Change in Control is not described in Section 409A(a)(2)(v), such payment shall be made on the same schedule as provided in Paragraph 6(b) prior to the application of this Paragraph 7) and (B) the Employee shall for 36 months following such termination of employment be eligible to participate in all employee benefit plans and arrangements of the Company (such as life, health and disability insurance and automobile arrangements but excluding qualified retirement plans, incentive arrangements and grants of equity awards) to the same extent (including coverage of dependents, if any) and upon the same terms as were in effect immediately prior to the Change in Control to the extent the Employee was then eligible to participate in such benefit plans and arrangements of the Company pursuant to this Agreement. For purposes of this Agreement, “Full Salary” shall mean the Employee’s annual base salary, plus the amount of any bonus or incentive payments (excluding the cash portion of the Company’s long-term incentive program) received by the Employee with respect to the last full fiscal year of the Company prior to the Change in Control for which all bonus or incentive payments (excluding the cash portion of the Company’s long-term incentive program) to be made have been made.”

(E)	Paragraph 6(c) shall be deleted in its entirety.

(F)	Paragraph 11 shall be amended to read in its entirety as follows:

“The Employee may pursue any lawful remedy he deems necessary or appropriate for enforcing his rights under this Agreement following a Change in Control of the Company, and all costs incurred by the Employee in connection therewith (including without limitation attorneys’ fees) shall be promptly reimbursed to him by the Company, regardless of the outcome of such endeavor.”

(ii)	The Employee’s outstanding restricted stock and option awards shall fully vest, and the vested option awards shall remain exercisable through the period ending on the earlier of:

(A)	the later of (I) the third anniversary of the Change in Control or (II) the first anniversary of the date the Employee’s employment with the Company terminates, or

(B)	the expiration of the original term of the option.

(iii)	The Employee shall become fully vested in the SERP and, for purposes of calculating the amount of his benefit payable under the SERP pursuant to Paragraph 5.1 thereof, shall be credited with three additional years of “credited service”.

(iv)	Payments under this Agreement or any other plan or arrangement covering the Employee shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), to or for the benefit of the Employee) would be limited or precluded by Section 280G and without regard to whether such payments (or any other “parachute payments” as so defined in said Section 280G) would subject the Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). The Employee shall be entitled to receive one or more payments (each a “Gross-Up Payment”) which shall be an amount equal to the sum of (a) the Excise Tax imposed on any parachute payment, whether or not payable under this Agreement, and (b) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Employee (including the Excise Tax, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of a Gross-Up Payment, computed assuming the application of the maximum tax rates provided by law, so that after the payment of all applicable income taxes and excise taxes, the Employee will be in the same economic position in which he would have been if the Excise Tax had not been applicable. The determination of a Gross-Up Payment shall be made at the Company’s expense by the Company’s independent auditors or by such other certified public accounting firm as the Board of Directors of the Company may designate prior to a Change in Control of the Company. A Gross-Up Payment shall be made 14 business days in advance of the due date of any Excise Tax, except that any Gross-Up Payment related to payments pursuant to Paragraph 7(a)(i)(D) shall be made upon termination of employment. In the event of any underpayment or overpayment under this Paragraph 7(a)(iv) as determined by the Company’s independent auditors (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to the Employee or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, in no event shall any reimbursement of the Employee for an underpayment be made later than the end of the calendar year following the calendar year in which the Employee remits the related taxes to the applicable governmental authority. The provisions for Gross-Up Payment in this Paragraph 7(a)(iv) shall apply regardless of whether or not the Employee has terminated employment with the Company.

(b)	For purposes of this Agreement, a “Change in Control of the Company” means an event or occurrence set forth in any one or more of clauses (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one or such clauses but is specifically exempted from another such clause):

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock or the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (i), none of the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by any corporation pursuant to a transaction which complies with subclauses (A) and (B) of clause (iii) of this Paragraph 7(b); or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the surviving, resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more other entities) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively; and (B) no Person beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events prior to the expiration of this Agreement on the 2009 Meeting Date, each of which shall constitute a material negative change in the employment or consulting relationship: (i) a material diminution in the Employee’s base salary as in effect on the date hereof except in accordance with this Agreement; (ii) a failure by the Company to pay an annual cash bonus to the Employee for fiscal year 2007 in an amount at least substantially equivalent to the actual annual cash bonus paid to the Employee for fiscal year 2006; (iii) a failure by the Company to pay an annual cash bonus to the Employee for fiscal year 2008 in an amount at least substantially equivalent to 50% of the actual annual cash bonus paid to the Employee for fiscal year 2007; (iv) a failure by the Company to maintain in effect any material compensation or benefit plan in which the Employee participated immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such plan, or a failure to continue the Employee’s participation therein on a basis not materially less favorable than existed immediately prior to the Change in Control; (v) any material diminution in the Employee’s position, duties, responsibilities or title as in effect immediately prior to the Change in Control, except in accordance with the terms of this Agreement; (vi) any requirement by the Company that the location at which the Employee performs his principal duties be changed to a new location outside a radius of 25 miles from the Employee’s principal place of employment immediately prior to the Change in Control; or (vii) the failure of the Company to obtain the agreement, in a form reasonably satisfactory to the Employee, from any successor to the Company to assume and agree to perform this Agreement. The Employee shall provide notice to the Company of the existence of the condition upon which Employee bases his claim for Good Reason within 90 days of the initial existence of the condition. If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition. If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition. If the condition is fully remedied with such time period, the Company shall not owe the amounts otherwise required to be paid under this Paragraph 7. The Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(d)	The Employee acknowledges that if a Change in Control of the Company does not occur prior to the expiration of this Agreement on the 2009 Meeting Date, the Employee shall not be eligible for payment of any SERP benefits.

8.	The Employee agrees that, during the period beginning on the date hereof and continuing to and including the 2009 Meeting Date (the “Restricted Period”), the Employee will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the Employee (including holding as a custodian) or with respect to which the Employee has beneficial ownership within the rules and regulations of the Securities Exchange Commission (collectively the “Employee’s Shares”). The foregoing restriction is expressly agreed to preclude the Employee from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Employee’s Shares even if such shares would be disposed of by someone other than the Employee. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Employee’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. Notwithstanding the foregoing, the Employee may, during the Restricted Period, sell not more than (i) 900,000 shares of the Company’s Common Stock prior to January 1, 2008 and (ii) 2,400,000 shares of the Company’s Common Stock between January 1, 2008 and the 2009 Meeting Date, provided that any such sales are made in open market transactions in accordance with applicable securities laws.

9.	The Employee shall have no duty to mitigate the amount of any payments contemplated by this Agreement.

10.	Neither the Employee nor, in the event of his death, his legal representative, beneficiary or estate, shall have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any payments nor assets or funds of the Company be subject to seizure for the payment of any debts, judgments, liabilities, bankruptcy or other actions.

11.	Any controversy relating to this Agreement and not resolved by the Board of Directors and the Employee shall be settled by arbitration in the City of Boston, Commonwealth of Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction, and the Board of Directors and Employee agree to be bound by the arbitration decision on any such controversy. Unless otherwise agreed by the parties hereto, arbitration will be by three arbitrators selected from the panel of the American Arbitration Association. The full cost of any such arbitration shall be borne by the Company.

12.	Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times by either party.

13.	All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally to the Employee or to the General Counsel of the Company or when mailed by registered or certified mail to the other party (if to the Company, at 940 Winter Street, Waltham, Massachusetts 02451, attention General Counsel; if to the Employee, at the last known address of the Employee as set forth in the records of the Company).

14.	This Agreement has been executed and delivered and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement is and shall be binding on the respective legal representatives or successors of the parties, but shall not be assignable except to a successor to the Company by virtue of a merger, consolidation or acquisition of all or substantially all of the assets of the Company. This Agreement constitutes and embodies the entire understanding and agreement of the parties and, except as otherwise provided herein, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the employment of the Employee by the Company. All previous employment contracts between the Employee and the Company or any of the Company’s present or former subsidiaries or affiliates, including without limitation the First Restated Agreement, are hereby canceled and of no effect.

15.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly in writing and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of succession shall be a breach of this Agreement. As used in this Agreement, “the Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, whether by operation of law or otherwise.

16.	The Company and the Employee agree that, in the event that the 2009 Meeting Date shall not have occurred by April 21, 2009, then the 2009 Meeting Date shall be deemed to have occurred on such date.

17.	The parties intend that payments made pursuant to this Agreement be either exempt from, or compliant with, Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), so as not to be subject to the excise tax thereunder. Accordingly, the following provisions shall apply to payments pursuant to this Agreement, notwithstanding any provision to the contrary contained in this Agreement:

(a)	Any medical, dental, prescription drug, or other health benefits (collectively, the “Medical Benefits”) that may be required to be provided by the Company under Paragraphs 6 or 7 and that are provided under a so-called “self-insured” benefit plan which is subject to Section 105(h) of the Code shall instead be structured so that on or about the first day of each month for which coverage is to be provided the Company shall pay to the Employee an amount in cash sufficient to cover the Company’s share of the applicable premium for the Medical Benefits coverage for that month. The Employee’s premium payments to the Company for Medical Benefits shall be due on the last day of the month to which the coverage relates. The parties intend that the first 18 months of Medical Benefits coverage shall be exempt from the application of Section 409A, and that any remaining payments by the Company for Medical Benefits shall be considered in compliance with Section 409A;

(b)	Any payment of “reimbursements” by the Company to the Employee, any payment of “in-kind benefits” from the Company to the Employee, and any “direct service recipient payments” made by the Company on the Employee’s behalf for a “limited period of time” (in each case as those terms are used for purposes of Section 409A) shall be exempt from the application of Section 409 A;

(c)	Except as provided in Paragraphs 17(a) or (b) above, or Paragraph 17(e) below, the remainder of all other payments or benefits that are to be paid or provided by the Company to the Employee under Paragraphs 6 or 7 shall be paid or provided in accordance with the schedules set forth in Paragraphs 6 or 7, or if none, in accordance with the schedules set forth in the underlying employee benefit plans and arrangements. Each payment on a payroll date and each monthly payment under Paragraphs 6 and 7 shall be deemed to be a “separate payment” as that term is used for purposes of Section 409A, including the exemptions from Section 409A;

(d)	The payments that are to be paid by the Company to the Employee under Paragraphs 6 or 7 which (i) will constitute payments from a “non-qualified deferred compensation plan” as that term is used for the purposes of Section 409A (after taking into account Paragraphs 17(a) and (b) above and any other exemptions available under Section 409A, including without limitation qualification as a “short term deferral” within the meaning of Section 409A), (ii) are payable prior to the date that is 6 months after the Employee’s “separation from service” as that term is used for purposes of Section 409A (“Separation from Service”) (such date hereinafter referred to as the “Delayed Payment Date”), and (iii) do not exceed two (2) times the lesser of (I) or (II) below, shall be paid in accordance with the payment schedule that would otherwise apply under Paragraphs 6 or 7 in the absence of the application of Section 409A. For purposes of this Paragraph 17(d), “(I)” shall mean the sum of the Employee’s annualized compensation based upon his annual rate of pay for services provided to the Company for the calendar year preceding the Company’s taxable year in which the Employee had a Separation from Service, and “(II)” shall mean the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee has a Separation from Service;

(e)	The payments that are otherwise scheduled to be paid to the Employee under Paragraphs 6 or 7 prior to the Delayed Payment Date (determined without regard to this Paragraph 17) that exceed the amount calculated under Paragraph 17(d) above shall instead be paid by the Company to the Employee in a lump sum (together with interest at the prime rate as published in The Wall Street Journal on the date of Separation from Service) one day after the Delayed Payment Date (or, if earlier, the death of the Employee); and

(f)	The amount of expenses eligible for reimbursement to the Employee, and the amount of in-kind benefits provided to the Employee, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

(g)	The Company shall (i) have the right to deduct from any payment under this Agreement any and all taxes determined by the Company to be applicable with respect to such benefits and (ii) shall have the right to require the Employee to make arrangements satisfactory to satisfy any such withholding obligation that may not be satisfied in full by wage withholding described in (i).

(h)	Except as provided in Section 7(a)(iv), the Employee shall be responsible for all taxes with respect to any payments or benefits hereunder except for the Company’s portion of any Social Security and Medicare taxes. The Company makes no guarantee regarding the tax treatment of the payments or benefits provided by this Agreement.

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IN WITNESS WHEREOF, the Company has caused its seal to be hereunto affixed and these presents to be signed by its proper officers, and the Employee has hereunto set his hand and seal this 25th day of July, 2007, effective as of the day and year first above written.

(SEAL)	PERKINELMER, INC.

	By:	/s/ G. Robert Tod
G. Robert Tod Chairperson, Compensation and Benefits Committee

/s/ Gregory L. Summe
Gregory L. Summe